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EXHIBIT 10.63

QAD INC.

LOAN AGREEMENT

        This LOAN AGREEMENT is entered into as of April 7, 2005, by and between COMERICA BANK ("Bank") and QAD INC. ("Borrower").

RECITALS

        Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

        The parties agree as follows:

          1.    DEFINITIONS AND CONSTRUCTION.

            1.1    Definitions.    As used in this Agreement, the following terms shall have the following definitions:

              "Accounts" means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and Borrower's Books relating to any of the foregoing.

              "Advance" or "Advances" means a cash advance or cash advances under the Revolving Line.

              "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

              "Applicable Margin" means, from time to time, the following percentages per annum, based upon the ratio of Borrower's Funded Debt to Trailing Four Quarter EBITDA (each as defined below) as determined by Bank with reference to the most recent financial statements and Compliance Certificate delivered by the Borrower pursuant to Section 6.2(b) hereof:

Ratio of Funded Debt to Trailing Four Quarter EBITDA	Prime Rate	LIBOR Rate	Commitment Fee
Less than 0.75:1.00	(0.25)%	0.75%	0.25%
Less than 1.25:1.00 but greater than 0.75:1.00	0.00%	1.25%	0.375%
Greater than 1.25:1.00	0.25%	1.75%	0.50%

              Bank's determination of the Applicable Margin shall be conclusive absent manifest error. Any change in the Applicable Margin shall be given prospective effect only, effective on the fifth (5th) Business Day after receipt of the most recent financial statements and Compliance Certificate, in each case with no retroactivity or clawback; provided, however, that if Borrower shall fail timely to deliver such financial statements and Compliance Certificate for any period, then the Applicable Margin shall be based on the highest level set forth above until the fifth (5th) Business Day after Borrower shall deliver such financial statements and Compliance Certificate to Bank.

              "Bank Expenses" means all: reasonable costs or expenses (including reasonable attorneys' fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable collateral audit fees; and Bank's reasonable attorneys' fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

              "Borrower State" means Delaware, the state under whose laws Borrower is organized.

              "Borrower's Books" means all of Borrower's books and records including: ledgers; records concerning Borrower's assets or liabilities, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

              "Borrowing Base" means an amount equal to one hundred fifty percent (150%) of Borrower's Trailing Four Quarter EBITDA, as determined by Bank with reference to the most recent financial statements and Compliance Certificate delivered by Borrower.

              "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

              "Cash" means, as of any applicable date, in accordance with GAAP, unrestricted cash and cash equivalents that should be included on the consolidated balance sheet of Borrower and its Subsidiaries.

              "Change in Control" shall mean a transaction in which any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such "person" or "group" to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

              "Chief Executive Office State" means California, where Borrower's chief executive office is located.

              "Closing Date" means the date of this Agreement.

              "Code" means the California Uniform Commercial Code, as amended or supplemented from time to time.

              "Consolidated Accounts" means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower and its Subsidiaries arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and its Subsidiaries, whether or not earned by performance, and Borrower and its Subsidiaries' books relating to any of the foregoing.

              "Consolidated Net Income (or Deficit)" means the consolidated net income (or deficit) of any Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

              "Consolidated Total Interest Expense" means with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by a Person and its Subsidiaries during such period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any capitalized lease or any synthetic lease, and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

              "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, capital lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

              "Credit Extension" means each Advance, or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

              "Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, undrawn Letters of Credit, but specifically excluding any cash-secured Obligations.

              "EBITDA" means with respect to any fiscal period an amount equal to the sum of (a) Consolidated Net Income of the Borrower and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of the Borrower's Consolidated Net Income and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) non-cash expense associated with granting stock options, all as determined in accordance with GAAP.

              "Environmental Laws" means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

              "Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

              "Event of Default" has the meaning assigned in Article 8.

              "Funded Debt" means all Indebtedness of Borrower outstanding as of any date of determination.

              "GAAP" means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

              "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

              "Insolvency Proceeding" means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

              "Inventory" means all present and future inventory in which Borrower has any interest.

              "Investment" means any beneficial ownership of (including stock, partnership or limited liability company interest other securities) any Person, or any loan, advance or capital contribution to any Person.

              "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

              "Letter of Credit" means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower's request in accordance with Section 2.1(b)(iii).

              "Letter of Credit Sublimit" means a sublimit for Letters of Credit under the Revolving Line not to exceed Two Million Dollars ($2,000,000).

              "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance securing Indebtedness.

              "Liquidity Ratio" means, as of any date of determination, the ratio of (a) the sum of (i) Cash plus (ii) net trade Consolidated Accounts receivable, to (b) the sum of (i) Current Liabilities (excluding deferred revenues) plus (ii) all Obligations outstanding under this Agreement, as of such date.

              "Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into among the parties in connection with this Agreement, all as amended or extended from time to time.

              "Material Adverse Effect" means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrower and its

      Subsidiaries taken as a whole, or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

              "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

              "Periodic Payments" means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

              "Permitted Indebtedness" means:

                (a)   Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

                (b)   Indebtedness existing on the Closing Date and disclosed in the Schedule;

                (c)   Indebtedness to Borrower by majority-owned or wholly-owned Subsidiaries of Borrower, in the ordinary course of Borrower's business.

                (d)   Indebtedness, without duplication for any other item of "Permitted Indebtedness" hereunder, not to exceed Five Million Dollars ($5,000,000) in the aggregate at any time during the term hereof;

                (e)   Subordinated Debt;

                (f)    Indebtedness to trade creditors incurred in the ordinary course of business;

                (g)   Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; and

                (h)   Indebtedness under a Guarantee from Borrower to Bank of America, N.A not to exceed Six Million Dollars ($6,000,000) in the aggregate at any time during the term hereof;

              "Permitted Investment" means:

                (a)   Investments existing on the Closing Date disclosed in the Schedule; and

                (b)   (i) Marketable direct obligations issued or unconditionally guaranteed or by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof or securities which are secured or collateralized by these obligations, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof, (iii) certificates of deposit maturing no more than one year from the date of investment therein and issued by a bank organized under the laws of the United States of any state thereof; (iv) money market accounts with a financial institution; and (v) money market funds, in each case of (ii) through (v) above, having a rating of A or A2 or better from Standard & Poor's Corporation or Moody's Investors Service;

                (c)   Investments permitted under Section 7.3;

                (d)   Repurchases of stock in accordance with Section 7.6;

                (e)   Investments accepted in connection with Permitted Transfers;

                (f)    Investments not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower's Board of Directors;

                (g)   Investments (including debt obligations) received (x) in connection with the bankruptcy or reorganization of customers or suppliers and (y) in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower's business;

                (h)   Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;

                (i)    Joint ventures or strategic alliances in the ordinary course of Borrower's business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year; and

                (j)    Investments by Borrower in majority-owned Subsidiaries of Borrower, in the ordinary course of Borrower's business which do not include a cash advance. Investments in majority-owned Subsidiaries which do include a cash advance will not exceed Ten Million Dollars ($10,000,000) in the aggregate in any fiscal year, including net cash distributions permitted by Section 7.10 hereof.

              "Permitted Liens" means the following:

                (a)   Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances);

                (b)   Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves;

                (c)   Liens incurred in connection with Indebtedness permitted under item (c) of the defined term "Permitted Indebtedness;"

                (d)   Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and any additional property acquired or leased with the proceeds of such Indebtedness and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and

                (e)   Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 or 8.9.

              "Permitted Transfer" means the conveyance, sale, license, lease, transfer or disposition by Borrower or any Subsidiary of:

                (a)   Inventory in the ordinary course of business;

                (b)   licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business;

                (c)   worn-out or obsolete Equipment; or

                (d)   other assets of Borrower or its Subsidiaries that do not in the aggregate exceed One Million Dollars ($1,000,000) during any fiscal year.

              "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

              "Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

              "Responsible Officer" means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

              "Revolving Line" means a Credit Extension of up to Twenty Million Dollars ($20,000,000) in the aggregate (inclusive of any amounts outstanding under the Letter of Credit Sublimit).

              "Revolving Maturity Date" means April 7, 2008.

              "Schedule" means the schedule of exceptions attached hereto and approved by Bank, if any.

              "SOS Reports" means the official reports from the Secretaries of State of each Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Borrower's assets and Liens of record as of the date of such report.

              "Subordinated Debt" means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

              "Subsidiary" means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

              "Trailing Four Quarter EBITDA" means, as of any date of determination, Borrower's EBITDA for the preceding four (4) quarters.

            1.2    Accounting Terms.    Any accounting term not specifically defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term "financial statements" shall include the accompanying notes and schedules.

          2.    LOAN AND TERMS OF PAYMENT.

            2.1    Credit Extensions.

              (a)    Promise to Pay.    Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

              (b)    Advances Under Revolving Line.

                (i)    Amount.    Subject to and upon the terms and conditions of this Agreement (1) Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base, less any amounts then outstanding under the Letter of Credit Sublimit, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Except as set forth in the LIBOR Addendum (as defined below) Borrower may prepay any Advances without penalty or premium.

                (ii)    Form of Request.    Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time (1:00 p.m. Pacific time for wire transfers), on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit A hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank's reasonable discretion such Advances are necessary to meet Obligations which have become due and remain unpaid (provided Bank shall provide notice of the same to Borrower). Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance, except for damages or losses caused by Bank's gross negligence and willful misconduct. Bank will credit the amount of Advances made under this Section 2.1(b) to Borrower's deposit account.

                (iii)    Letter of Credit Sublimit.    Subject to the availability under the Revolving Line, and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrower such Letters of Credit as Borrower may request by delivering to Bank a duly executed letter of credit application on Bank's standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Line. Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form application and letter of credit agreement. Borrower will pay any standard issuance and other fees that Bank notifies Borrower it will charge for issuing and processing Letters of Credit.

                (iv)    Collateralization of Obligations Extending Beyond Maturity.    If Borrower has not secured to Bank's satisfaction its obligations with respect to any Letters of Credit by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower's name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit are outstanding or continue.

            2.2    Overadvances.    If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall promptly pay to Bank, in cash, the amount of such excess.

            2.3    Interest Rates, Payments, and Calculations.

              (a)    Interest Rates.    Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, as set forth in the LIBOR Addendum to Loan Agreement (the "LIBOR Addendum") attached as Appendix I.

              (b)    Late Fee; Default Rate.    If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

              (c)    Payments.    Interest hereunder shall be due and payable on the last calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower's deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

              (d)    Computation.    In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

            2.4    Crediting Payments.    Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower directs Bank. After the occurrence of an Event of Default, Bank shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

            2.5    Fees.    Borrower shall pay to Bank the following:

              (a)    Facility Fee.    On the Closing Date, a fee equal to Sixty-Two Thousand Five Hundred Dollars ($62,500), which shall be nonrefundable (receipt of which hereby is acknowledged); and

              (b)    Commitment Fee.    A fee equal to the Applicable Margin per annum divided by 360 then multiplied by the actual amount of days, multiplied by the difference between the amount then available under the Revolving Line and the average daily balance outstanding thereunder during such period, paid quarterly in arrears, commencing May 1, 2005, which shall be nonrefundable; and

              (c)    Bank Expenses.    On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses as and when they become due.

            2.6    Term.    This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

          3.    CONDITIONS OF LOANS.

            3.1    Conditions Precedent to Initial Credit Extension.    The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance reasonably satisfactory to Bank, the following:

            (a)   this Agreement;

            (b)   an officer's certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

            (c)   satisfaction in full and termination of the credit facility provided Borrower by Foothill Capital;

            (d)   current SOS Reports for the California and Delaware Secretaries of State, indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Borrower's assets;

            (e)   agreement to provide insurance;

            (f)    payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

            (g)   current financial statements, including audited statements for Borrower's most recently ended fiscal year, together with an unqualified opinion, company prepared consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

            (h)   current Compliance Certificate in accordance with Section 6.2; and

            (i)    such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

            3.2    Conditions Precedent to all Credit Extensions.    The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

            (a)   timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

            (b)   the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true and correct in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

          4.    OPTION TO CONVERT FACILITY.    Borrower shall have the option, upon no less than sixty (60) days prior written notice to Bank, provided an Event of Default has not occurred and is not continuing prior thereto, to convert this unsecured facility, to a secured Accounts receivable/formula-based facility. Upon such conversion, Borrower shall execute for the benefit of Bank an amendment to (or amendment and restatement of) this Agreement in form and content reasonably satisfactory to Bank, including (but not limited to) with respect to the definitions and determinations of the "Borrowing Base," "Eligible Accounts," and the "Collateral" (which shall be "all assets") and the security interest granted the Bank thereunder. Further, any such amendment (or amendment and restatement) shall be subject to an audit of Borrower's Accounts, the results of which must be satisfactory to Bank in its reasonable discretion.

          5.    REPRESENTATIONS AND WARRANTIES.

          Borrower represents and warrants as follows:

            5.1    Due Organization and Qualification.    Borrower and each Subsidiary is duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

            5.2    Due Authorization; No Conflict.    The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default could not reasonably be expected to cause a Material Adverse Effect.

            5.3    Name; Location of Chief Executive Office.    Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof.

            5.4    Litigation.    Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

            5.5    No Material Adverse Change in Financial Statements.    All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower's consolidated and consolidating financial condition as of the date thereof and Borrower's consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

            5.6    Solvency, Payment of Debts.    Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

            5.7    Compliance with Laws and Regulations.    To the best of their knowledge, Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that could have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). To the best of its knowledge, Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. To the best of its knowledge, Borrower is in compliance with all applicable environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. To the best of its knowledge, Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. To the best of their knowledge Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

            5.8    Subsidiaries.    Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

            5.9    Government Consents.    To the best of their knowledge, Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

            5.10    Full Disclosure.    To the best of their knowledge, no representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

          6.    AFFIRMATIVE COVENANTS.

          Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

            6.1    Good Standing and Government Compliance.    Borrower shall maintain its and each of its Subsidiaries' corporate existence and good standing in the applicable jurisdiction, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the state in which Borrower is organized, if applicable. To the extent applicable, the Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. To the extent that failure to comply could reasonably be expected to have a Material Adverse Effect, Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements.

            6.2    Financial Statements, Reports, Certificates.    Borrower shall deliver the following to Bank: (i) as soon as available, but in any event within thirty (30) days after the end of each quarter, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower's operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within ninety (90) days after the end of Borrower's fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank, which shall reflect no material changes from the company-prepared financial statements for the periods covered thereby; (iii) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, within fifteen (15) days of filing; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary of One Million Dollars ($1,000,000) or more; (v) promptly upon receipt, each management letter prepared by Borrower's independent certified public accounting firm regarding Borrower's management control systems; (vi) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time, including Borrower's annual operating budget no later than thirty (30) days prior to the beginning of Borrower's fiscal year and (vii) a detailed listing of all net cash distributions to Subsidiaries, within thirty (30) days after the end of each quarter and within ninety (90) days after the end of the Borrower's fiscal year.

            (a)   Within twenty (20) days after the last day of each quarter, Borrower shall deliver to Bank a Borrowing Base Certificate in substantially the form of Exhibit B hereto.

            (b)   Within (20) days after the last day of each quarter, Borrower shall deliver to Bank with the quarterly financial statements, a Compliance Certificate certified as of the last day of the applicable quarter and signed by a Responsible Officer in substantially the form of Exhibit C hereto.

            (c)   As soon as possible and in any event within thirty (30) calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

            (d)   Within thirty (30) days after the last day of each fiscal year, Borrower shall deliver to Bank aged listings by invoice date of accounts receivable and accounts payable, signed by a Responsible Officer.

            (e)   Bank shall have a right from time to time hereafter to audit Borrower's Accounts at Borrower's expense, provided that such audits will be conducted no more often than annually unless an Event of Default has occurred and is continuing.

          Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or.pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financial statements, the intellectual property report, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

            6.3    Taxes.    To the extent that failure so to do could reasonably be expected to have a Material Adverse Effect, Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings, if applicable, and is reserved against (to the extent required by GAAP) by Borrower or such Subsidiary.

            6.4    Insurance.

            (a)   Borrower, at its expense, shall keep its property insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower's.

            (b)   All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All policies of property insurance shall be in a form reasonably satisfactory to Bank, and all liability insurance policies shall specify that the insurer must give at least 20 days notice to Bank before canceling its policy for any reason. Upon Bank's request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments.

            6.5    Accounts.    Borrower shall establish with Bank, as quickly as is reasonably practical and in no event later than sixty (60) days from the Closing Date, primary depositary, operating and other accounts with Bank as are reasonably required by Borrower to establish and maintain Borrower's U.S. domestic treasury management activities. Bank shall provide such services on substantially the same terms as are provided by Bank to companies in similar businesses as Borrower. Borrower shall be permitted to maintain at other institutions such domestic accounts as are necessary to facilitate its international treasury management activities. Notwithstanding the foregoing, Borrower and its Subsidiaries formed in the United States shall at all times maintain at least the aggregate amount of Ten Million Dollars ($10,000,000) in Cash in accounts located in the Continental United States.

            6.6    Financial Covenants.    Borrower shall at all times maintain the following financial ratios and covenants:

              (a)    Liquidity Ratio.    A Liquidity Ratio of not less than 1.30 to 1.00.

              (b)    Trailing Four Quarter EBITDA.    A Trailing Four Quarter EBITDA of not less than Ten Million Dollars ($10,000,000).

            6.7    Further Assurances.    At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

          7.    NEGATIVE COVENANTS.

          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank's prior written consent, which shall not be unreasonably withheld:

            7.1    Dispositions.    Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, including its intellectual property, or move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers and Permitted Investments.

            7.2    Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control.    Change its name or the Borrower State or relocate its chief executive office without thirty (30) days prior written notification to Bank; replace its chief executive officer or chief financial officer without written notification to Bank within thirty (30) days after the termination date; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; suffer or permit a Change in Control.

            7.3    Mergers or Acquisitions.    Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) such transactions do not individually exceed cash consideration of Three Million Dollars ($3,000,000), or Ten Million Dollars ($10,000,000) in the aggregate, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity.

            7.4    Indebtedness.    Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness if the prepayment (x) could not reasonably be expected to have a Material Adverse Effect, and (y) an Event of Default would not occur as a result of such prepayment, except Indebtedness to Bank.

            7.5    Encumbrances.    Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens. Agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower's property, or permit any Subsidiary to do so.

            7.6    Distributions.    Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) repurchase stock in the aggregate cash amount of Twenty Million Dollars ($20,000,000) in any trailing four (4) quarter period (commencing from and after the Closing Date), and (ii) pay cash dividends not to exceed Two and One Half Cents ($0.025) per share per quarter; in each case, as long as an Event of Default does not exist prior to such repurchase or dividend, or would not exist after giving effect to such repurchase or dividend.

            7.7    Investments.    Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

            7.8    Transactions with Affiliates.    Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

            7.9    Subordinated Debt.    Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision affecting Bank's rights contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

            7.10    Net Cash Distributions.    Make net cash distributions (including dividends and other repayments) by Borrower to wholly owned or majority owned Subsidiaries exceeding Ten Million Dollars ($10,000,000) in the aggregate at any time during any fiscal year.

            7.11    No Investment Company; Margin Regulation.    Become or be controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

          8.    EVENTS OF DEFAULT.

          Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

            8.1    Payment Default.    If Borrower fails to pay any of the Obligations within two (2) Business Days of the date when due;

            8.2    Covenant Default.

              (a)   If Borrower fails to perform any obligation under Sections 6.2 (provided, that any breach of Section 6.2(a) shall be cured within two (2) Business Days of notice or knowledge thereof), 6.4, 6.5 or 6.6, or violates any of the covenants contained in Article 7 of this Agreement; or

              (b)   If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any Responsible Officer obtains actual knowledge thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed forty-five (45) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

            8.3    Material Adverse Effect.    If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

            8.4    Attachment.    If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within fifteen (15) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within fifteen (15) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

            8.5    Insolvency.    If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

            8.6    Other Agreements.

              (a)   If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Million Dollars ($1,000,000) or that could reasonably be expected to have a Material Adverse Effect;

              (b)   Notwithstanding any other provision of this Agreement, if there is a default or other failure to perform in any agreement between Borrower and Bank, other than this Agreement, resulting in a right by Bank, whether or not exercised, to accelerate the maturity of any Indebtedness owing thereunder in an amount in excess of One Million Dollars ($1,000,000) or that could reasonably be expected to have a Material Adverse Effect;

            8.7    Subordinated Debt.    If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

            8.8    Judgments.    If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of fifteen (15) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

            8.9    Misrepresentations.    If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

          9.    BANK'S RIGHTS AND REMEDIES.

            9.1    Rights and Remedies.    Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

              (a)   Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

              (b)   Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of the Letters of Credit, and Borrower shall promptly deposit and pay such amounts; and

              (c)   Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank.

            9.2    Remedies Cumulative.    Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

            9.3    Demand; Protest.    Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

            9.4    Bank Expenses.    If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower and an opportunity to cure the same (within two (2) Business Days of the date of such notice): (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank reasonably deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.4 of this Agreement, and take any action with respect to such policies as Bank reasonably deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

          10.    NOTICES.

          Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	QAD INC. 6450 Via Real Carpinteria, CA 93013 Attn: Chief Financial Officer FAX: (805) 565-4202
If to Bank:	Comerica Bank 2321 Rosecrans Ave., Suite 5000 El Segundo, CA 90245 Attn: Manager FAX: (310) 297-2290
with a copy to:	Comerica Bank 611 Anton Blvd., Suite 400 Costa Mesa, CA 92626 Attn: Bonnie E. Kehe, Senior Vice President FAX: (714) 433-3280

          The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

          11.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Los Angeles, State of California. BANK AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

          12.    REFERENCE PROVISION.

          The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver as set forth in Section 11 of this Agreement, but the availability of that process is in doubt because of the opinion of the California Court of Appeal in Grafton Partners LP v. Superior Court, 9 Cal.Rptr.3d 511. This Reference Provision will be applicable until the California Supreme Court completes its review of that case, and will continue to be applicable if either that court or a California Court of Appeal publishes a decision holding that a pre-dispute Jury Trial Waiver provision similar to that contained in the Loan Documents is invalid or unenforceable. Delay in requesting appointment of a referee pending review of any such decision, or participation in litigation pending review, will not be deemed a waiver of this Reference Provision.

            12.1    Mechanics.

              (a)   Other than (i) nonjudicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a "Claim") between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the Bank and the undersigned (collectively in this Section, the "Loan Documents"), will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure ("CCP"), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where venue is otherwise appropriate under applicable law (the "Court").

              (b)   The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Each party shall have one peremptory challenge pursuant to CCP §170.6. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

              (c)   The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested to (a) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within ninety (90) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644.

              (d)   The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party's failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered, no party shall be entitled to "priority" in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

            12.2    Procedures.    Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee's power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

            12.3    Application of Law.    The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. The referee's decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

            12.4    Repeal.    If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

            12.5    THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY, AND THAT THEY ARE IN EFFECT WAIVING THEIR RIGHT TO TRIAL BY JURY IN AGREEING TO THIS REFERENCE PROVISION. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

          13.    GENERAL PROVISIONS.

            13.1    Successors and Assigns.    This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all Persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder; provided that, as long as an Event of Default has not occurred and is not continuing, Bank shall not grant participations or partial assignments of Bank's obligations, rights or benefits hereunder without Borrower's prior written consent, which shall not be unreasonably withheld or delayed.

            13.2    Indemnification.    Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by

    Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys' fees and expenses), except for losses arising out of Bank's gross negligence or willful misconduct.

            13.3    Time of Essence.    Time is of the essence for the performance of all obligations set forth in this Agreement.

            13.4    Severability of Provisions.    Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

            13.5    Amendments in Writing, Integration.    All amendments to or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

            13.6    Counterparts.    This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

            13.7    Survival.    All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

[Balance of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

QAD INC.
By:	/s/ DANIEL LENDER
Title:	Daniel Lender, Chief Financial Officer
COMERICA BANK
By:	/s/ BONNIE E KEHL
Title:	Senior Vice President

[Signature Page to Loan Agreement]

DEBTOR	QAD INC.
SECURED PARTY:	COMERICA BANK

EXHIBIT A

TECHNOLOGY & LIFE SCIENCES DIVISION

LOAN ANALYSIS

LOAN ADVANCE/PAYDOWN REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS [3:00* P.M., Pacific Time/ 3:30 P.M. Eastern Time]

DEADLINE FOR EQUIPMENT ADVANCES IS [3:00 P.M., Pacific Time/ 3:30 P.M. Eastern Time]**

DEADLINE FOR WIRE TRANSFERS IS [1:30 P.M., Pacific Time/ 3:30 P.M. Eastern Time]

[*At month end and the day before a holiday, the cut off time is 1:30 P.M., Pacific Time]

**Subject to 3 day advance notice.

To: Loan Analysis	DATE:	TIME:
FAX #: (650) 846-6840

FROM:	QAD INC.	TELEPHONE REQUEST (For Bank Use Only):
Borrower's Name
FROM:	Authorized Signer's Name	The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.
FROM:
	Authorized Signer's Name	Authorized Request & Phone #
PHONE #:
Received by (Bank) & Phone #
FROM ACCOUNT#:
(please include Note number, if applicable)
TO ACCOUNT #:		Authorized Signature (Bank)
(please include Note number, if applicable)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only
PRINCIPAL INCREASE* (ADVANCE)	$	Date Rec'd:
PRINCIPAL PAYMENT (ONLY)	$	Time:
Comp. Status: YES NO
OTHER INSTRUCTIONS:		Status Date:
Time:
Approval:

All representations and warranties of Borrower stated in the Loan Agreement are true and correct in all material respects as of the date of the telephone request for and advance confirmed by this Borrowing Certificate, provided, however, that those representations and warranties the date expressly referring to another date shall be true and correct in all material respects as of such date, any exceptions are attached in Exhibit B.

*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE)        YES        NO

        If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS	Fed Reference Number	Bank Transfer Number

The items marked with an asterisk (*) are required to be completed.

*Beneficiary Name

*Beneficiary Account Number

*Beneficiary Address

Currency Type	US DOLLARS ONLY

*ABA Routing Number (9 Digits)

*Receiving Institution Name

*Receiving Institution Address

*Wire Account	$

EXHIBIT B

BORROWING BASE CERTIFICATE

Borrower: QAD INC.	Lender: Comerica Bank
Commitment Amount: $20,000,000

EBITDA
1.	Immediately Preceding Quarter (ended )	$
2.	Second Immediately Preceding Quarter (ended )	$
3.	Third Immediately Preceding Quarter (ended )	$
4.	Fourth Immediately Preceding Quarter (ended )	$
5.	TOTAL Trailing Four Quarter EBITDA (as of )		$
6.	LOAN VALUE OF EBITDA (150% of #6)		$
BALANCES
7.	Maximum Loan Amount		$20,000,000
8.	Total Funds Available [Lesser of #6 or #7]		$
9.	Present balance owing on Line of Credit		$
10.	Outstanding under Sublimits (e.g., Letters of Credit)		$
11.	RESERVE POSITION (#8 minus #9 and #10)		$

The undersigned represents and warrants that the foregoing is true and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan Agreement between the undersigned and Comerica Bank.

QAD INC.
By:
Authorized Signer

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	COMERICA BANK
FROM:	QAD INC.

        The undersigned authorized officer of QAD INC. hereby certifies that in accordance with the terms and conditions of the Loan Agreement between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending                        with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under "Complies" column.

Reporting Covenant	Required		Complies
Quarterly financial statements	Quarterly within 30 days		Yes	No
Annual (CPA Audited)	FYE within 90 days		Yes	No
10K and 10Q	Within 15 days of filing		Yes	No
Borrowing Base Cert.	Quarterly within 20 days		Yes	No
Compliance Cert.	Quarterly within 30 days		Yes	No
Operating Plan/Budget	Annually within 30 days		Yes	No
Total amount of Borrower's cash and investments	Amount: $
Total amount of Borrower's (and domestic Subsidiaries') cash and investments maintained in the Continental United States	Amount: $
Total amount of Borrower's cash and investments maintained with Bank	Amount: $
Financial Covenant	Required	Actual	Complies
Measured on a Quarterly Basis:
Minimum Trailing 4 Quarter EBITDA	$10,000,000	$	Yes	No
Minimum Liquidity Ratio	1.30:1.00	:1.00	Yes	No
Minimum Cash in the Continental U.S.	$10,000,000(1)	$	Yes	No

(1)
Detail of cash infusions by Borrower and cash repayments to Borrower to be provided to Bank as and when made.

Comments Regarding Exceptions: See Attached.	BANK USE ONLY
Sincerely,	Received by:
AUTHORIZED SIGNER
Date:

SIGNATURE	Verified:
AUTHORIZED SIGNER
TITLE	Date:

DATE	Compliance Status Yes No

APPENDIX I
(LIBOR Addendum to Loan Agreement)

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Section 1.1)

        The following agreement(s) evidence Permitted Indebtedness* against QAD Inc.:

Agreement	Borrower	Lender	Original Principal Amount of Indebtedness
Loan and Security Agreement, dated as of September 8, 2000, together with all amendments thereto*	QAD Inc.	Foothill Capital Corporation	Term Loan Amount—$15,000,000 Maximum Revolver Amount—$30,000,000 less outstanding principal balance of the Term Loan

*
This Agreement shall be terminated substantially contemporaneously with the Closing Date.

Permitted Investments (Section 1.1)

  Marketable Securities as of 02-28-05

	Principal	Maturity
Auction Preferred
CHELA FINL USA INC CA STUD LOAN	$7,000,000	03-03-05
Auction Preferred
EDUCATIONL FDG SOUTH INC	6,000,000	03-03-05
Citi Institutional Liquid Reserves	24,806,299	None
Smith Barney Money Funds Cash Portfolio	1,419,905	None
UBS Money Funds	35,648	None

Total	$39,261,852

        Employee loans aggregate amount as of 01-31-05—$560,684

  Equities related to customer reorganizations as of 01-31-05

Restricted Stock Henley Healthcare	283,333 shares
Common Stock Tripath Imaging, Inc.	80 shares

        In the course of the Borrower's business, it makes capital contributions and advances to Subsidiaries which Investments as of 12-31-04 are reflected on the consolidating balance sheet attached hereto as Exhibit A.

EXHIBIT A
(to Schedule of Exceptions, Section 1.1 (Permitted Investments))
[hard copy to be inserted]

Permitted Liens (Section 1.1)

        The following Uniform Commercial Code filings evidence Permitted Liens* against QAD Inc.:

Debtor	Secured Party	Jurisdiction	Collateral	Filing Date	Filing No.
QAD Inc.	Foothill Capital Corporation	Delaware	Collateral set forth in Exhibit A to UCC-1 Financing Statement	August 2, 2000	0049304*
QAD Inc.	Foothill Capital Corporation	Delaware	Collateral set forth in Exhibit A to UCC-1 Financing Statement	June 14, 2002	21464340*
QAD Inc.	Ameritech Credit Corporation	California	All security systems and other equipment and items subject to Lease No. 001-0019681-001	January 18, 2000	0002260335
QAD Inc.	Foothill Capital Corporation	California	Collateral set forth in Exhibit A to UCC-1 Financing Statement	August 1, 2000	0021660955*

        The following agreement(s) evidence Permitted Liens against QAD Inc.:

Agreement	Debtor	Secured Party
Loan and Security Agreement, dated September 8, 2000, together with all amendments thereto	QAD Inc.	Foothill Capital Corporation*
Intellectual Property Security Agreement, dated September 8, 2000	QAD Inc.	Foothill Capital Corporation*
Security Interest in Copyrights, dated September 8, 2000	QAD Inc.	Foothill Capital Corporation*
Security Interest in Trademarks, dated September 8, 2000	QAD Inc.	Foothill Capital Corporation*
Stock Pledge and Security Agreement, dated September 8, 2000	QAD Inc.	Foothill Capital Corporation*
Deed of Trust With Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated September 8, 2000	QAD Inc.	Foothill Capital Corporation*
Subordination Agreement, dated September 8, 2000 (governs subordination of Foothill Capital Corporation's interest to that of Brown Investments, Inc.)	QAD Inc.	Foothill Capital Corporation*
Real Estate Management and Put Option Agreement, dated November 18, 1994, as modified by a First Amendment dated as of January 27, 2000, by and between QAD Inc. and Brown Investments, Inc.	N/A	N/A
Account Control Agreement, dated September 8, 2000 (with Salomon Smith Barney Inc.)	QAD Inc.	Foothill Capital Corporation*
Account Control Agreement, dated October 2, 2000 (with PaineWebber Incorporated)	QAD Inc.	Foothill Capital Corporation*
Clearing Account Agreement, dated December 4, 2000 (with Commerce Bank, N.A.)	QAD Inc.	Foothill Capital Corporation*

*
These liens shall be terminated substantially contemporaneously with the Closing Date.

Prior Names (Section 5.3)

        qad.inc

Litigation (Section 5.4)

        None.

Corporation Resolutions and Incumbency Certification
Authority to Procure Loans

        I certify that I am the duly elected and qualified Secretary of QAD INC.; that the following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation in accordance with its bylaws and applicable statutes.

Copy of Resolutions:

        RESOLVED:    that management is hereby authorized to replace the existing loan facility with Foothill Financial with any of the proposed alternatives as presented at the meeting at management's discretion but not before the current termination fee commitment with Foothill Financial expires in March, 2005.

        As secretary, I certify that the authority granted under this Resolution includes:

1.
Any one (1) of the following three (3) (E.V.P. and Chief Financial Officer, V.P. Tax and Treasurer and V.P. and Controller) officers of the Corporation is authorized, for, on behalf of, and in the name of the Corporation to:

(a)
Negotiate and procure loans, letters of credit and other credit or financial accommodations from Comerica Bank ("Bank"), a Michigan banking corporation, including, without limitation, that certain Loan Agreement dated as of April 7, 2005 as may subsequently be amended from time to time.

(b)
Execute and deliver in form and content as may be required by the Bank any and all notes, evidences of Indebtedness, applications for letters of credit, guaranties, subordination agreements, loan and security agreements, financing statements, assignments, liens, deeds of trust, mortgages, trust receipts and other agreements, instruments or documents to carry out the purposes of this Resolution, any or all of which may relate to all or to substantially all of the Corporation's property and assets.

2.
Said Bank be and it is authorized and directed to pay the proceeds of any such loans or discounts as directed by the persons so authorized to sign.

3.
Any and all agreements, instruments and documents previously executed and acts and things previously done to carry out the purposes of this Resolution are ratified, confirmed and approved as the act or acts of the Corporation.

4.
This Resolution shall continue in force, and the Bank may consider the holders of said offices and their signatures to be and continue to be as set forth in a certified copy of this Resolution delivered to the Bank, until notice to the contrary in writing is duly served on the Bank (such notice to have no effect on any action previously taken by the Bank in reliance on this Resolution).

5.
Any person, corporation or other legal entity dealing with the Bank may rely upon a certificate signed by an officer of the Bank to effect that this Resolution and any agreement, instrument or document executed pursuant to them are still in full force and effect and binding upon the Corporation.

6.
The Bank may consider the holders of the offices of the Corporation and their signatures, respectively, to be and continue to be as set forth in the Certificate of the Secretary of the Corporation until notice to the contrary in writing is duly served on the Bank.

        I further certify that the above Resolution is in full force and effect as of the date of this Certificate; that this Resolution and any borrowings or financial accommodations under this Resolution have been properly noted in the corporate books and records, and have not been rescinded, annulled, revoked or modified; that neither the foregoing Resolution nor any actions to be taken pursuant to it is

1

or will be in contravention of any provision of the articles of incorporation or bylaws of the Corporation or of any agreement, indenture or other instrument to which the Corporation is a party or by which it is bound; and that neither the articles of incorporation nor bylaws of the Corporation nor any agreement, indenture or other instrument to which the Corporation is a party or by which it is bound require the vote or consent of shareholders of the Corporation to authorize any act, matter or thing described in the foregoing Resolution.

        I further certify that the following named persons have been duly elected to the offices set opposite their respective names, that they continue to hold these offices at the present time, and that the signatures which appear below are the genuine, original signatures of each respectively:

(PLEASE SUPPLY GENUINE SIGNATURES OF AUTHORIZED SIGNERS BELOW)

NAME (Type or Print)	TITLE	SIGNATURE
Daniel Lender	E.V.P. and CFO
Mark Rasmussen	V.P. Tax and Treasurer
Valerie Miller	V.P. and Controller

        In Witness Whereof, I have affixed my name as Secretary and have caused the corporate seal (where available) of said Corporation to be affixed on April    , 2005.

Roland Desilets, Secretary, QAD Inc.
The Above Statements are Correct.
SIGNATURE OF OFFICER OR DIRECTOR OR, IF NONE. A SHAREHOLDER OTHER THAN SECRETARY WHEN SECRETARY IS AUTHORIZED TO SIGN ALONE.

        Failure to complete the above when the Secretary is authorized to sign alone shall constitute a certification by the Secretary that the Secretary is the sole Shareholder, Director and Officer of the Corporation.

2

ATTN: QAD INC.

USA PATRIOT ACT
NOTICE
OF
CUSTOMER IDENTIFICATION

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

        To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

        WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver's license or other identifying documents.

COMERICA BANK
Member FDIC

ITEMIZATION OF AMOUNT FINANCED
DISBURSEMENT INSTRUCTIONS
(Revolver)

Name(s): QAD INC.		Date: April 7, 2005
$20,000,000	credited to deposit account No. 1892038165 when Advances are requested by Borrower
Amounts paid to others on your behalf:
$	to	Comerica Bank for Loan Fee
$	to	Comerica Bank for Document Fee
$	to Comerica Bank for accounts receivable audit (estimate)
$	to Bank counsel fees and expenses
$	to

$	to

$	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for Comerica Bank to disburse the loan proceeds as stated above.

/s/ DANIEL LENDER

Signature	Signature

AGREEMENT TO PROVIDE INSURANCE

TO:	COMERICA BANK Attn: Deni M. Snider, MC 4770 75 E. Trimble Road San Jose, CA 95131	Date: April 7, 2005 Borrower: QAD INC.

          In consideration of a loan in the amount of $20,000,000:

          I/We agree to obtain adequate insurance coverage to remain in force during the term of the loan.

          I/We also agree to advise the below named agent to furnish Bank at above address with a copy of said policy/endorsements and any subsequent renewal policies.

          I/We understand that the policy must contain:

            1.     Fire and extended coverage in an amount sufficient to cover:

              (a)   The amount of the loan, OR

              (b)   All existing encumbrances, whichever is greater,

            But not in excess of the replacement value of the improvements on the real property.

            2.     Lender's "Loss Payable" Endorsement Form 438 BFU in favor of Comerica Bank, or any other form acceptable to Bank.

INSURANCE INFORMATION

Insurance Co./Agent	Telephone No.:
Agent's Address:
Signature of Obligor:	/s/ Daniel Lender

Signature of Obligor:

FOR BANK USE ONLY
INSURANCE VERIFICATION: Date:
Person Spoken to:
Policy Number:
Effective From: To:
Verified by:

COMERICA BANK

Member FDIC	AUTOMATIC DEBIT AUTHORIZATION

To: Comerica Bank

Re: Loan #

You are hereby authorized and instructed to charge account No. 1892038165 in the name of QAD INC. for principal, interest and other payments due on above referenced loan as set forth below and credit the loan referenced above.

  ☒    Debit each interest payment as it becomes due according to the terms of the Loan Agreement and any renewals or amendments thereof.

  ☒    Debit each principal payment as it becomes due according to the terms of the Loan Agreement and any renewals or amendments thereof.

  ☒    Debit each payment for Bank Expenses as it becomes due according to the terms of the Loan Agreement and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature	Date
/s/ Daniel Lender	April 7, 2005
April 7, 2005

COMERICA BANK

Member FDIC	AUTOMATIC DEBIT AUTHORIZATION

To: Comerica Bank

Re: Loan #

You are hereby authorized and instructed to charge account No. 1892038165 in the name of QAD INC. for principal, interest and other payments due on above referenced loan as set forth below and credit the loan referenced above.

  ☒    Debit each interest payment as it becomes due according to the terms of the Loan Agreement and any renewals or amendments thereof.

  ☒    Debit each principal payment as it becomes due according to the terms of the Loan Agreement and any renewals or amendments thereof.

  ☒    Debit each payment for Bank Expenses as it becomes due according to the terms of the Loan Agreement and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature	Date
April 7, 2005
April 7, 2005

COMERICA BANK

                      COMERICA BANK
                      CLIENT AUTHORIZATION

Fax    (714) 433-3280

General Authorization

I hereby authorize Comerica Bank to use my company name, logo, and information relating to our banking relationship in its marketing and advertising campaigns which is intended for Comerica Bank's customers, prospects and shareholders.

Comerica Bank will forward any advertising or article including client for prior review and approval.

/s/ Daniel Lender

Signature
Daniel Lender	Chief Financial Officer

Printed Name	Title
QAD, Inc.

Company
6450 Via Real

Mailing Address
Carpinteria, CA 93013

City, State, Zip Code
(805) 566-6000

Phone Number
(805) 566-4479

Fax Number

E-Mail

April 7, 2005

LIBOR
Addendum To Loan Agreement

        This Addendum to Loan Agreement (this "Addendum") is entered into as of this April 7, 2005, by and between Comerica Bank ("Bank") and QAD INC. ("Borrower"). This Addendum supplements the terms of the Loan Agreement of even date herewith.

          14.    Definitions.

            (a)    Advance.    As used herein, "Advance" means a borrowing requested by Borrower and made by Bank under the Loan Agreement, including a LIBOR Option Advance and/or a Prime Rate Option Advance.

            (b)    Business Day.    As used herein, "Business Day" means any day except a Saturday, Sunday or any other day designated as a holiday under Federal or California statute or regulation.

            (c)    LIBOR.    As used herein, "LIBOR" means the rate per annum (rounded upward if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

Base LIBOR
LIBOR =
100% - LIBOR Reserve Percentage

              (1)   "Base LIBOR" means the rate per annum determined by Bank at which deposits for the relevant LIBOR Period would be offered to Bank in the approximate amount of the relevant LIBOR Option Advance in the inter-bank LIBOR market selected by Bank, upon request of Bank at 10:00 a.m. California time, on the day that is the first day of such LIBOR Period.

              (2)   "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable LIBOR Period.

            (d)    LIBOR Business Day.    As used herein, "LIBOR Business Day" means a Business Day on which dealings in U.S. Dollar deposits may be carried out in the interbank LIBOR market.

            (e)    LIBOR Period.    As used herein, "LIBOR Period" means, with respect to a LIBOR Option Advance:

              (1)   initially, the period commencing on, as the case may be, the date the Advance is made or the date on which the Advance is converted to a LIBOR Option Advance, and continuing for, in every case, a 30, 60 or 90-day period thereafter so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of Advance as provided in the Loan Agreement or in the notice of conversion as provided in this Addendum; and

              (2)   thereafter, each period commencing on the last day of the next preceding LIBOR Period applicable to such LIBOR Option Advance and continuing for, in every case, a 30, 60 or 90-day thereafter so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of continuation as provided in this Addendum.

            (f)    Regulation D.    As used herein, "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

            (g)    Regulatory Development.    As used herein, "Regulatory Development" means any or all of the following: (i) any change in any law, regulation or interpretation thereof by any public authority (whether or not having the force of law); (ii) the application of any existing law, regulation or the interpretation thereof by any public authority (whether or not having the force of law); and (iii) compliance by Bank with any request or directive (whether or not having the force of law) of any public authority.

          Capitalized terms used herein without definition shall have the definition ascribed in the Loan Agreement.

          15.    Interest Rate Options.    Borrower shall have the following options regarding the interest rate to be paid by Borrower on the Advance under the Loan Agreement:

            (a)   A rate equal to the Applicable Margin above Bank's LIBOR (the "LIBOR Option"), which LIBOR Option shall be in effect during the relevant LIBOR Period; or

            (b)   A rate equal to the Applicable Margin above or below (as appropriate) the Prime Rate (the "Prime Rate Option").

          16.    LIBOR Option Advance.    The minimum LIBOR Option Advance will not be less than One Million Dollars ($1,000,000) for any LIBOR Option Advance.

          17.    Payment of Interest on LIBOR Option Advances.    Interest on each LIBOR Option Advance shall be payable pursuant to the terms of the Loan Agreement. Interest on such LIBOR Option Advance shall be computed on the basis of a 360-day year and shall be assessed for the actual number of days elapsed from the first day of the LIBOR Period applicable thereto but not including the last day thereof.

          18.    Bank's Records Re: LIBOR Option Advances.    With respect to each LIBOR Option Advance, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to the Loan Agreement, which notations shall be prima facie evidence of the accuracy of the information noted, absent manifest error.

          19.    Selection/Conversion of Interest Rate Options.    At the time any Advance is requested under the Loan Agreement and/or Borrower wishes to select the LIBOR Option for all or a portion of the outstanding principal balance of the Loan Agreement, and at the end of each LIBOR Period, Borrower shall give Bank notice specifying (a) the interest rate option selected by Borrower; b) the principal amount subject thereto; and (c) if the LIBOR Option is selected, the length of the applicable LIBOR Period. Any such notice may be given by telephone so long as, with respect to each LIBOR Option selected by Borrower, (i) Bank receives written confirmation from Borrower not later than three (3) LIBOR Business Days after such telephone notice is given; and (ii) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the LIBOR Period. For each LIBOR Option requested hereunder, Bank will quote the applicable fixed LIBOR Rate to Borrower at approximately 10:00 a.m., California time, on the first day of the LIBOR Period. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination of the rate by Bank; provided, however, that if Borrower fails to accept any such quotation given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR Option to be selected on such day. If no specific designation of interest is made at the time any Advance is requested under the Loan Agreement or at the end of any LIBOR Period, Borrower shall be deemed to have selected the Prime Rate Option for such Advance or the principal amount to which such LIBOR Period applied. At any time the LIBOR Option is in effect, Borrower may, at the end of the applicable LIBOR Period, convert to the Prime Rate Option. At any time the Prime Rate Option is in effect, Borrower may convert to the LIBOR Option, and shall designate a LIBOR Period.

          20.    Prepayment.    In the event that the LIBOR Option is the applicable interest rate for all or any part of the outstanding principal balance of the Loan Agreement, and any payment or prepayment of any such outstanding principal balance of the Loan Agreement shall occur on any day other than the last day of the applicable LIBOR Period (whether voluntarily, by acceleration, required payment, or otherwise), or if Borrower elects the LIBOR Option as the applicable interest rate for all or any part of the outstanding principal balance of the Loan Agreement in accordance with the terms and conditions hereof, and, subsequent to such election, but prior to the commencement of the applicable LIBOR Period, Borrower revokes such election for any reason whatsoever, or if the applicable interest rate in respect of any outstanding principal balance of the Loan Agreement hereunder shall be changed, for any reason whatsoever, from the LIBOR Option to the Prime Rate Option prior to the last day of the applicable LIBOR Period, or if Borrower shall fail to make any payment of principal or interest hereunder at any time that the LIBOR Option is the applicable interest rate hereunder in respect of such outstanding principal balance of the Loan Agreement, Borrower shall reimburse Bank, on demand, for any resulting documented loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties. Such amount payable by Borrower to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant LIBOR Period, at the applicable rate of interest for such outstanding principal balance of the Loan Agreement, as provided under this Loan Agreement, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant outstanding principal balance of the Loan Agreement hereunder through the purchase of an underlying deposit in an amount equal to the amount of such outstanding principal balance of the Loan Agreement and having a maturity comparable to the relevant LIBOR Period; provided, however, that Bank may fund the outstanding principal balance of the Loan Agreement hereunder in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Bank shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Any outstanding principal balance of the Loan Agreement which is bearing interest at such time at the Prime Rate Option may be prepaid without penalty or premium. Partial prepayments hereunder shall be applied to the installments hereunder in the inverse order of their maturities.

        BY INITIALING BELOW, BORROWER ACKNOWLEDGE(S) AND AGREE(S) THAT: (A) THERE IS NO RIGHT TO PREPAY ANY LIBOR OPTION ADVANCE, IN WHOLE OR IN PART, WITHOUT PAYING THE PREPAYMENT AMOUNT, EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW; (B) BORROWER SHALL BE LIABLE FOR PAYMENT OF THE PREPAYMENT AMOUNT IF BANK EXERCISES ITS RIGHT TO ACCELERATE PAYMENT OF ANY LIBOR OPTION ADVANCE AS PART OR ALL OF THE OBLIGATIONS OWING UNDER THE LOAN AGREEMENT, INCLUDING WITHOUT LIMITATION, ACCELERATION UNDER A DUE-ON-SALE PROVISION; (C) BORROWER WAIVES ANY RIGHTS UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE, OR ANY SUCCESSOR STATUTE; AND (D) BANK HAS MADE EACH LIBOR OPTION ADVANCE PURSUANT TO THE LOAN AGREEMENT IN RELIANCE ON THESE AGREEMENTS.

MR BORROWER'S INITIALS

          21.    Hold Harmless and Indemnification.    Borrower agrees to indemnify Bank and to hold Bank harmless from, and to reimburse Bank on demand for, all losses and expenses which Bank sustains or incurs as a result of (i) any payment of a LIBOR Option Advance prior to the last day of the applicable LIBOR Period for any reason, including, without limitation, termination of the Loan Agreement, whether pursuant to this Addendum or the occurrence of an Event of Default; (ii) any termination of a LIBOR Period prior to the date it would otherwise end in accordance with this Addendum; or (iii) any failure by Borrower, for any reason, to borrow any portion of a LIBOR Option Advance.

          22.    Funding Losses.    The indemnification and hold harmless provisions set forth in this Addendum shall include, without limitation, all losses and expenses arising from interest and fees that Bank pays to lenders of funds it obtains in order to fund the loans to Borrower on the basis of the LIBOR Option(s) and all losses incurred in liquidating or re-deploying deposits from which such funds were obtained and loss of profit for the period after termination. A written statement by Bank to Borrower of such losses and expenses shall be conclusive and binding, absent manifest error, for all purposes. This obligation shall survive the termination of this Addendum and the payment of the Loan Agreement.

          23.    Regulatory Developments Or Other Circumstances Relating To Illegality or Impracticality of LIBOR.    If any Regulatory Development or other circumstances relating to the interbank Euro-dollar markets shall, at any time, in Bank's reasonable determination, make it unlawful or impractical for Bank to fund or maintain, during any LIBOR Period, to determine or charge interest rates based upon LIBOR, Bank shall give notice of such circumstances to Borrower and:

            (i)    In the case of a LIBOR Period in progress, Borrower shall, if requested by Bank, promptly pay any interest which had accrued prior to such request and the date of such request shall be deemed to be the last day of the term of the LIBOR Period; and

            (ii)   No LIBOR Period may be designated thereafter until Bank determines that such would be practical.

          24.    Additional Costs.    Borrower shall pay to Bank from time to time, upon Bank's request, such amounts as Bank determines are needed to compensate Bank for any costs it incurred which are attributable to Bank having made or maintained a LIBOR Option Advance or to Bank's obligation to make a LIBOR Option Advance, or any reduction in any amount receivable by Bank hereunder with respect to any LIBOR Option or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Developments, which (i) change the basis of taxation of any amounts payable to Bank hereunder with respect to taxation of any amounts payable to Bank hereunder with respect to any LIBOR Option Advance (other than taxes imposed on the overall net income of Bank for any LIBOR Option Advance by the jurisdiction where Bank is headquartered or the jurisdiction where Bank extends the LIBOR Option Advance); (ii) impose or modify any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Bank (including any LIBOR Option Advance or any deposits referred to in the definition of LIBOR); or (iii) impose any other condition affecting this Addendum (or any of such extension of credit or liabilities). Bank shall notify Borrower of any event occurring after the date hereof which entitles Bank to compensation pursuant to this paragraph as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Determinations by Bank for purposes of this paragraph, shall be conclusive, provided that such determinations are made in good faith on a reasonable basis.

          25.    Legal Effect.    Except as specifically modified hereby, all of the terms and conditions of the Loan Agreement remain in full force and effect.

        IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

QAD INC.		COMERICA BANK
By:	Mark Rasmussen	By:

Title:	VP Tax and Treasurer	Title:

QuickLinks

EXHIBIT A
EXHIBIT B BORROWING BASE CERTIFICATE
EXHIBIT C COMPLIANCE CERTIFICATE
APPENDIX I (LIBOR Addendum to Loan Agreement)
SCHEDULE OF EXCEPTIONS
EXHIBIT A (to Schedule of Exceptions, Section 1.1 (Permitted Investments)) [hard copy to be inserted]